Exhibit 8.1

One Bunhill Row London EC1Y 8YY T +44 (0)20 7600 1200 F +44 (0)20 7090 5000

15 December 2023

Your reference
The Directors Shell plc Shell Centre London SE1 7NA
Our reference
MCL/NXT
Direct line
020 7090 5273

Dear Sirs,

Registration Statement on Form F-3 of Shell plc dated 15 December 2023 (the "Registration Statement"): U.K. Tax Section

We have acted as legal advisers to Shell plc (“Shell") as to certain matters of U.K. tax law relevant to the preparation of the section of the Registration Statement entitled "Taxation - U.K. Taxation" (the "U.K. Tax Section").

In that connection, we have examined the Registration Statement and such other documents as we believe to be necessary or appropriate for the purposes of this opinion.

Based upon the Registration Statement and those other documents and subject to the qualifications set out below and in the Registration Statement, we are of the opinion that the statements contained in the U.K. Tax Section, summarising the material U.K. tax consequences for a U.S. holder of the ownership and disposal of securities that may be offered by Shell, Shell International Finance B.V. ("Shell Finance") or Shell Finance US Inc. (“Shell Finance US”) pursuant to the Registration Statement, fairly summarise the matters therein described.

Our opinion is based upon existing statutory, regulatory and judicial authority, all of which may be changed at any time with retroactive effect. Any change in applicable laws or the current practice of HM Revenue and Customs, or any inaccuracy in the documents upon which we have relied, may affect the continuing validity of our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered in the U.K. Tax Section. We have not been asked to address, nor have we addressed, any other tax consequences for U.S. holders (or, generally, tax consequences for Shell, Shell Finance or Shell Finance US).

SJ Cooke PP Chappatte DL Finkler SP Hall SR Galbraith JAD Marks DJO Schaffer DR Johnson RA Swallow CS Cameron BJ-PF Louveaux E Michael RR Ogle HL Davies	JC Putnis RA Sumroy JC Cotton RJ Turnill CNR Jeffs SR Nicholls MJ Tobin DG Watkins BKP Yu EC Brown J Edwarde AD Jolly JS Nevin JA Papanichola	RA Byk GA Miles GE O'Keefe MD Zerdin RL Cousin IAM Taylor DA Ives MC Lane LMC Chung RJ Smith MD’AS Corbett PIR Dickson IS Johnson RM Jones	EJ Fife JP Stacey LJ Wright JP Clark WHJ Ellison AM Lyle-Smythe A Nassiri DE Robertson TA Vickers RA Innes CP McGaffin CL Phillips SVK Wokes NSA Bonsall	RCT Jeens V MacDuff PL Mudie DM Taylor RJ Todd WJ Turtle OJ Wicker DJO Blaikie CVK Boney F de Falco SNL Hughes PR Linnard KA O’Connell N Yeung	CJCN Choi NM Pacheco CL Sanger HE Ware HJ Bacon TR Blanchard NL Cook AJ Dustan HEB Hecht CL Jackson OR Moir S Shah G Kamalanathan JE Cook	CA Cooke LJ Houston CW McGarel-Groves PD Wickham RR Hilton KM Howes CR Osborne MJ Sandler CM Sharpe JM Slade WCW Brennand DJG Hay TG Newey LJE Nsoatabe	PJC O’Malley SE Osprey DA Shone S Sriram HK Sumanasuriya SC Tysoe	Authorised and regulated by the Solicitors Regulation Authority Firm SRA number 55388 583068938

We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are experts under the U.S. Securities Act 1933 or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion is delivered to you in connection with the Registration Statement to be filed with the United States Securities and Exchange Commission on 15 December 2023. Other than in connection with the Registration Statement and the issuance of any securities registered thereby, this opinion is not to be transmitted to anyone else nor is it to be reproduced, quoted, summarised or relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express written consent.

To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Yours faithfully,

/s/ Slaughter and May
Slaughter and May